EXHIBIT 10.16

SEPARATION AGREEMENT

This Separation Agreement (the  "Agreement") is made and entered into this 8th day of July, 2008, by and between Charming Shoppes, Inc., a Pennsylvania corporation having its principal place of business in Bensalem, Pennsylvania (the "Company"), and Dorrit J. Bern, an individual domiciled in Marco Island, Florida (the "Executive").

Witnesseth
Whereas, the Company and the Executive entered into an Employment Agreement dated December 31, 2007, with an effective date of February 1, 2008 (the "Employment Agreement"); and

Whereas,  pursuant to the Employment Agreement, the Executive is employed by the Company as its President and Chief Executive Officer and is a member of the Board of Directors of the Company (the “Board”); and

Whereas, the Executive and the Company desire to sever their employment relationship and the Executive's membership on the Board on amicable and agreeable terms effective July 8, 2008 (the "Separation Date").

Now, therefore, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Separation from Employment.

The parties agree that the Executive’s separation from employment shall be deemed to be “Without Cause,” as that term is defined in Paragraph 7.4(a) of the Employment Agreement, and effective as of the Separation Date.  The Executive hereby resigns from the Board and from any committees thereof.  The parties waive any advance notice of such termination that may be required under the terms of the Employment Agreement.

2.    Separation  Payments.

The Executive is entitled to receive the following payments, subject to applicable withholdings and deductions, on account of her separation (collectively, the "Separation Payments"):

(a)    Accrued Base Salary.  The Company will pay to the Executive all accrued, but unpaid, amounts of “Base Salary” (as that term is defined in Paragraphs 2.3 and 5.1 of the Employment Agreement) through the Separation Date.  The payment will be made on or prior to July 31, 2008.
(b)    Split Dollar Insurance Replacement Bonus Agreement.  Pursuant to that certain Bonus Agreement, dated January 28, 2005, the Company will pay to the Executive a sum payment of $365,000.00 on October 27, 2008.   The parties agree that no further payments are due under that certain Bonus Agreement.
(c)    Utilization of Company Provided Car and Driver.  The Company agrees that the Executive will be permitted to utilize a Company provided car and driver until July 31, 2008, under the same terms as permitted under the Employment Agreement.

(d)    Utilization of Perquisite Allowance.  The Company agrees that the Executive will be permitted to utilize the balance (calculated as of the Separation Date) of the Perquisite Allowance provided under Paragraph 5.7 of the Employment Contract to pay (1) her reasonable legal fees and expenses incurred in the negotiation of this Separation Agreement; and (2) the cost of financial planning services incurred by her in 2008.  Upon the presentation of appropriate documentation, the Company shall pay, or reimburse the Executive, for such fees, expenses or costs.
(e)    Utilization of Company Provided Secretarial Support.  The Company agrees that the Executive will be permitted to utilize her Company provided secretary until August 31, 2008, under the same terms as she had under the Employment Agreement.
(f)    Waiver of Notice Provision under Apartment Lease.  The Company agrees to waive any termination notice required under that certain Apartment Lease, dated March 12, 2008 and effective as of February 1, 2008, between the Company, as lessor, and the Executive, as lessee.  Notwithstanding anything in the Apartment Lease to the contrary, the Executive may continue to utilize the apartment until July 31, 2008.
(g)    Compensation in Lieu of 90 Days' Notice.  In lieu of the notice period required by Paragraph 7.4(a) of the Employment Agreement, the Company will make a lump sum payment to the Executive in an amount equal to the Base Salary to which the Executive would otherwise have been entitled during the 90-day period immediately following the Separation Date.  This payment will be made on or before July 31, 2008.
(h)    Severance Benefits Pursuant to the Employment Agreement.  The Company will provide to the Executive the following “Severance Benefits,” as that term is defined in Paragraphs 2.35 and 7.4 of the Employment Agreement:

(i)    The Company shall pay to the Executive, in twenty-four (24) equal monthly installments, an amount equal to two times (2x) the sum of (i) the Executive’s annual Base Salary, plus (ii) the three (3) year average of the actual “Annual Bonus” (as that term is defined in Paragraph 2.2 of the Employment Agreement) paid to the Executive for the most recent three (3) completed Fiscal Years.  These payments shall begin within thirty (30) days following the Separation Date.

(ii)    The Executive may continue to participate in the Company’s health plan for twenty seven (27) months following the Separation Date by electing COBRA coverage and by paying the applicable premium cost of such coverage.  The Company shall reimburse the Executive an amount equal to the Executive’s monthly COBRA cost under the Company’s health plan for the twenty seven (27) month period; provided, however, that reimbursement of the COBRA cost shall be discontinued prior to the end of the first eighteen (18) months of this twenty seven (27) month period if the Executive ceases to elect COBRA coverage or, if subsequent to the first eighteen (18) months, she fails to pay the applicable premium cost of such coverage.  In any event, the Executive’s participation in the Company’s health plan shall terminate if the Executive has available substantially similar benefits from a subsequent employer, as determined by the “Compensation Committee,” as that term is defined in Paragraph 2.12 of the Employment Agreement.  The COBRA reimbursement payments shall be paid monthly on the first payroll date of each month, beginning within thirty (30) days after the Separation Date, provided the Executive has paid the applicable monthly COBRA cost.  On each date on which a payment is made under this paragraph, the Company will pay the Executive an additional amount equal to the federal, state and local income and payroll taxes that the Executive incurs on all amounts paid under this paragraph.  This gross up payment will be made with respect to each payment hereunder and will cease when COBRA reimbursement payments cease.

(iii)    The Company shall pay Executive a lump sum cash reimbursement equal to the cost to the Executive to secure life insurance, accidental death and dismemberment insurance and disability insurance coverage substantially similar to the coverages she enjoyed as an employee for 27 months following the Separation Date.  This lump sum reimbursement shall be net of the amount that the Executive would have paid to the Company for these benefits had the Executive continued participation in the Company’s life insurance, accidental death and dismemberment insurance and disability insurance programs, on the same terms and conditions as in effect immediately preceding the Executive’s Separation Date.  Such lump sum payment shall be made within thirty (30) days following the Separation Date.

(iv)    The Company shall pay to the Executive a lump sum amount, payable within thirty (30) days after the Separation Date, equal to the Executive’s unpaid target Annual Bonus established for the Company’s 2008-09 “Fiscal Year” (as that term is defined in Paragraph 2.20 of the Employment Agreement), multiplied by a fraction, the numerator of which is the number of days deemed completed in the 2008-09 Fiscal Year (i.e., 250 days), and the denominator of which is the number of days in that Fiscal Year.

(v)    The Executive’s accrued benefit in the “SERP” (as that term is defined in Paragraph 2.34 of the Employment Agreement) shall become fully vested as of the Separation Date and such accrued benefit shall be paid in accordance with the terms of the SERP.

(vi)    The vesting schedule of the Executive’s outstanding equity awards with respect to stock of the Company or any successor, including outstanding “Options”, “SARs”, “Performance Awards” and “Time Vested Shares” (as those terms are defined in Paragraphs 2.23, 5.3(b), 2.32, 5.3(b), 2.24, 5.3(c), 2.39 and 5.3(a), respectively, of the Employment Agreement) shall be accelerated by two (2) years and the outstanding equity awards that would have vested if the Executive had continued employment for an additional two (2) years following the Separation Date shall become vested on such date, and the outstanding equity awards otherwise shall be treated pursuant to the terms of the applicable plan or agreement.

(vii)    The Company shall pay the Executive all other benefits to which the Executive has a vested right at the time, according to the provisions of this Agreement or the governing plan or program.

(i)    Business Expenses  The Executive shall, in accordance with the Company's customary policies and procedures, be reimbursed for all appropriate business expenses incurred through and including the Separation Date for which the Executive submits appropriate invoices and similar records.  Provided, however, that such business expenses must be submitted within ninety (90) days of the Separation Date.
(j)    Retirement Benefits.  Except with respect to the SERP, the Executive’s right to any retirement benefits under any qualified defined benefit and defined contribution retirement plans maintained by the Company and in which she participated shall be determined in accordance with the terms of any such plans.

3.    Dispute Resolution.

(a)    Dispute Resolution.  Any dispute or controversy arising under or in connection with this Agreement, the Employment Agreement, the Executive’s employment with the Company and/or her separation therefrom shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of her employment with the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.
(b)    Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  Subject to the limitation set forth in Paragraph 3(c), related to legal fees incurred by the Executive, all expenses of such arbitration shall be borne by the Company.
(c)    Payment of Legal Fees.  To the extent permitted by law, the Company shall pay (or advance, upon the written request of the Executive) legal fees, costs of arbitration, prejudgment interest, and other expenses incurred (or to be incurred) in good faith by the

Executive as a result of the Company’s refusal to provide the Separation Payments, as defined in Paragraph 2, above, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement, subject to an overall limit on the payment of legal fees incurred by the Executive of fifty thousand dollars ($50,000).

4.    Confidentiality and Noncompetition.

(a)    Disclosure of Information.  The Executive recognizes that she has had access to and knowledge of certain confidential and proprietary information of the Company which was  essential to the performance of her duties under the Employment Agreement.  The Executive will not, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall she make use of any such information for her own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.
(b)    Covenants Regarding Other Employees.  For a period of twenty-four (24) months following the Separation Date, the Executive agrees not to attempt to induce, directly or indirectly, any merchant, buyer, or manager or higher level employee (a “restricted employee”) of the Company to terminate his or her employment with the Company.  In addition and for the same time period, the Executive agrees that she will not hire, employ, engage as a consultant or otherwise utilize the services of any restricted employee and that she will not authorize, permit or suffer any entity for which she is engaged to provide services (whether as an employee, director, consultant or otherwise) to hire, employ, engage as a consultant or otherwise utilize the services of any restricted employee.
(c)    Covenants Not To Compete.  For a period of twenty-four (24) months following the Separation Date, the Executive will not:  (i) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding five percent (5%) of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for, any Competitor (as defined below) of the Company in the United States, whether on her own behalf or on behalf of any person, and involved in the procuring, sale, marketing, promotion, or distribution of any product or product lines competitive with any product or product lines of the Company as of the Separation Date, and the Executive will not assist in, manage, or supervise any of the foregone activities, or (ii) undertake any action to induce or cause any supplier to discontinue any part of its business with the Company.  For purposes of this Paragraph of this Agreement, “Competitor” shall have the following meaning:
(1)
Except as provided in subsection (2), below, “Competitor” shall mean at any time only a chain of retail stores with fifty (50) or more store locations; provided, however, that the average square footage of the chain’s stores is less than fifteen thousand (15,000) square feet.

(2)
During any period in which Executive is receiving Separation Payments under Paragraph 2 hereof, the term “Competitor” shall mean, in addition to a Competitor as described in subsection (1), above, a chain of retail stores with one hundred (100) or more store locations (without regard to square footage) whose gross revenues in plus size women’s apparel (sizes 14-34) exceeds five percent (5%) of its total gross revenues.  If Executive waives her right to receive Separation Payments hereunder, or otherwise does not receive such Separation Payments, the term “Competitor” shall have the meaning given that term in subsection (1), above.

5.    Indemnification Matters.  Except as provided in Paragraph 6(a), below, the Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of her duties and obligations under the terms of this Agreement and her service as a member of the Board of Directors.  The Company agrees to maintain for a period of six (6) years directors and officers liability insurance coverage for the Executive, on the same terms as such coverage is provided for other directors and officers of the Company.

6.    Releases.

(a)    The Company’s Release of Claims.  In further consideration for the Executive’s entering into this Agreement, the Company, individually and on behalf of its successors and assigns, directors, officers, agents, and employees, hereby irrevocably and unconditionally RELEASES, WAIVES, and DISCHARGES the Executive, her successors, assigns, and heirs, from any and all claims, demands, actions and liabilities whatsoever, whether known or unknown, suspected or unsuspected, that the Company may have or claim to have in any way relating to or arising out of any event or act of omission or commission occurring on or before the date of the Executive’s execution of this Agreement, except that this paragraph shall not apply to the following:  (i) claims or actions to enforce the terms and provisions of this Agreement; and  (ii) matters involving fraud or intentional, reckless, or gross misconduct, arising out of the Executive’s employment with the Company.

(b)    The Executive’s Release of Claims.

(i)
The Executive agrees that she will not file (or ask or let anyone file for her) any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement against any Released Person.  However, the preceding sentence does not apply to any claim the Executive might file alleging that her waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing and voluntary.  The Executive agrees that she has not already filed a charge, complaint, claim or lawsuit arising out of any claim released by this Agreement against any Released Person.  The Executive acknowledges full and complete satisfaction of, and releases and discharges all Released Persons from, any Claims.  The Executive is giving this release for herself, as well as for her executors, administrators, heirs and assigns.

(ii)
“Released Persons” are the Company, its predecessors, successors, parents, subsidiaries and affiliates, successors, and assigns and each of their past, present and future managers, members, members, directors, officers, partners, agents, employees, attorneys, representatives, and fiduciaries.

(iii)
“Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorney’s fees, that the Executive now has, or at any time had, against any Released Persons, including, without limitation, those that arise out of or relate in any way to her employment, termination of employment with the Company or the Employment Agreement.  “Claims” includes, without limitation, except as provided in Paragraph 6(b)(4), claims that may arise under the ADEA, Americans with Disabilities Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Pennsylvania Human Relations Act, and/or any other statute, regulation or principle or theory of law which the Executive may have now or in the future, except those that arise after the execution of this Agreement.  “Claims” includes claims the Executive may not even know about or suspect, as well as any claims she may have under the ADEA.

(iv)
“Claims” does not include (and Executive is not releasing): (1) Any claims against the Company for promises it is making to the Executive in this Agreement; (2) Any claims for benefits under any retirement, savings, or other employee benefit programs (but this Release does cover any claims she may make for benefits or compensation beyond those described or referred to in this Agreement); (3) Any claims covered by workers compensation and unemployment compensation laws; (4) Any claims that she did not knowingly and voluntarily waive her Claims under the ADEA, or any claims arising under the ADEA after the execution of this Agreement; or (5) Any claims arising under or in connection with any indemnification agreement, indemnification obligations under the Company’s bylaws or claims covered by any insurance policy obtained by the Company.
(v)
The Executive retains the right to file a claim or a charge of employment discrimination with the Equal Employment Opportunity Commission (“EEOC”) because of race, color, sex, religion, national origin, age, disability and/or equal pay under the statutes enforced by the EEOC with respect to matters preceding the date of this Agreement and to assist or cooperate with such agency in its investigation or prosecution of a claim or charge.  The Executive understands and agrees, however, that as part of this Agreement and Release, she is waiving any and all right to recover damages and other relief in any lawsuit, regardless of whether it is initiated by the Executive or on her behalf by a government agency.  This waiver specifically covers all forms of relief including, without limitation, reinstatement, front pay, back pay, compensatory damages, mental and emotional distress damages, punitive damages and attorneys’ fees.

7.    Company’s Remedies.  In the event that the Executive breaches, or the Company reasonably believes that she is about to breach, any of the covenants of Paragraph 4, the Executive agrees that the Company will be entitled to injunctive relief.  The Executive recognizes that the Company will suffer immediate and irreparable harm and that money damages will not be adequate to compensate the Company or to protect and preserve the status quo.  Therefore, THE EXECUTIVE HEREBY CONSENTS TO THE ISSUANCE OF A TEMPORARY RESTRAINING ORDER, WITH OR WITHOUT NOTICE, AND A PRELIMINARY OR PERMANENT INJUNCTION to enforce the terms of this Agreement.  This injunctive remedy shall be in addition to any other remedies to which the Company may be entitled at law or in equity.  Further, any claim for such injunctive relief by the Company shall not be subject to Paragraph 3, hereof.

8.    Compliance with Section 409A of the Code.  The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption, and shall in all respects be administered in accordance with Section 409A.  Notwithstanding anything in the Agreement to the contrary, any payments or distributions hereunder may only be made upon a “separation from service” as determined under Section 409A.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements provided under the Agreement shall be made in accordance with the requirements of Section 409A of the Code.

Further, given that the Executive is a “specified employee” (as defined in Section 409A of the Code), notwithstanding any provision of this Agreement to the contrary, the payment of any amounts payable hereunder that the Company determines are subject to Section 409A of the Code shall be postponed in compliance with Section 409A (without any reduction in such payments ultimately paid or provided to the Executive), until the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (within the meaning of such term under Section 409A).  Any such postponed payments will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company.  If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

9.    No  Admissions.  This Agreement results from a mutual decision and does not constitute an admission by the Executive, or the Company, of any violation of any federal, state or local law, regulation, ordinance or statute or of any employment contract (including the Employment Agreement) whether written or oral.

10.    Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  Except as set forth herein, this Agreement supersedes any and all other agreements (including, but not without limit, the Employment Agreement), either oral or written, between the parties hereto with respect to the subject matter hereof.

11.    Binding Effect and Assign ability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, affiliated entities, and any party-in-interest.  The Executive agrees and understands that, should the Company or the relevant portion of its business or assets be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving or acquiring entity will have all rights to enforce the terms of this Agreement against the Executive without the need for any formal assignment of the Agreement.  This Agreement shall be deemed assigned upon any such acquisition, purchase, merger or other manner of corporate combination.

12.    Notices.  Any notice required or permitted to be given under this Agreement will be sufficient if in writing and if delivered in person or sent by any national overnight delivery service or by certified mail to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

(a) if to the Executive, to:
Dorrit J. Bern
1069 Bald Eagle Drive #804
Marco Island, FL 34145

with a copy to:

Robert J. Lichtenstein, Esquire
Morgan Lewis
1701 Market St.
Philadelphia, PA 19103-2921

(b) if to the Company:
Colin Stern, Esquire
General Counsel
Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA 19020

with a copy to:
Timothy E. Hoeffner, Esquire
Saul Ewing, LLP
1500 Market Street
38th Floor
Philadelphia, PA 19012

13.    Governing  Law.  To the extent not preempted by Federal Law, the provisions of this Agreement shall be continued and enforced in accordance with the substantive laws (and not the choice of law rules) of the Commonwealth of Pennsylvania.

14.    Severability.   If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable.  If a court  declines to amend this Agreement as provided therein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

15.    No Waiver.  No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver hereof.  No modification, amendment or waiver of this Agreement nor consent to any departure by either party from any of the terms or conditions thereof, shall be effective unless in writing and signed by an authorized officer representative of the respective party.  Any such waiver or consent  shall be effective only in the specific instance and for the purpose for which given.

16.    Counterparts.  The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.  The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

17.    The Executive’s Understanding.  By signing this Agreement, the Executive admits and agrees that:

(a)    She has read the Agreement;
(b)    She understands it is legally binding, and she was advised to review it with a lawyer of her choice prior to executing this Agreement;
(c)    She has had (or has had the opportunity to take) 21 calendar days to review it and discuss it with a lawyer of her choice before signing it, and, if she signs before the end of that period, she does so of her own free will and with the full knowledge that she could have taken the full period;
(d)    She realizes and understands the Release set forth in Paragraph 6 covers all claims, demands, and causes of action against the Company and any Released Persons (but does not apply to claims described in Paragraph 6(b)(iv)), including claims under the ADEA, whether or not she knows or suspects them to exist at the present time; and

(e)    She understands the terms of the Agreement, she is signing voluntarily and with the full understanding of its consequences, and she has not been forced or coerced in any way.

18. Revoking the Agreement.  The Executive has seven days from the date she signs the Agreement to revoke and cancel it.  To do that, a clear, written revocation notice, signed by the Executive must be received by the Company, consistent with the notice provisions hereof, before the close of business on the seventh (7th) calendar day following the date she signs this Agreement.  Upon the expiration of that seven-day-period, this Agreement shall become effective for all purposes.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

Executive:

______________________________
DORRIT J. BERN

ATTEST:	CHARMING SHOPPES, INC.

By:_______________________________	By:___________________________
Corporate Secretary	Name:
Title: